UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2020

INNOSPEC INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-13879

Delaware	98-0181725
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8310 South Valley Highway

Suite 350

Englewood, Colorado, 80112

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code): (303)792-5554

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IOSP	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 3, 2020, the Compensation Committee of the Board of Directors (the “Board”) of Innospec Inc. (the “Company”) approved a modification to the performance period of the Company’s 2018 grants of stock options and equity-based awards, payable in cash, (the “2018 Options and SEUs”) pursuant to the Innospec Inc. Performance Related Stock Option Plan (the “Plan”). The modification was made in response to the effects of the COVID-19 pandemic and its significant negative impact on the 2020 performance of the Company and in order to help retain and motivate the officers to achieve the performance targets in coming years as described below.

The Company’s results have been impacted during 2020 due to the COVID-19 pandemic and the global economic environment. For example, the Company’s Fuel Specialties segment has been impacted by reduced demand stemming from the reduction in freight transport and passenger miles and the widespread grounding of aircraft for the majority of the second and third quarters. The Company’s Oilfield Services business has been heavily impacted by the reduction in oil exploration and production as the wider industry reacts to the reduction in demand and low oil price. The Company does not know how long this downturn will last and the rate of recovery will depend heavily on the rate and extent to which the government restrictions on movement continue to be lifted.

Based on the impact of the pandemic and the global economic environment, the performance goals set in 2018 for the performance period from 2018 through 2020 are not expected to be able to be achieved due to circumstances outside management’s control. When events have happened which cause the existing performance goals to have become unfair or impractical, Section 3.2 of the Plan permits the Compensation Committee to use discretion to amend, relax, waive or substitute such goals in a way that would, in the reasonable opinion of the Compensation Committee, be no more or less difficult to achieve than when the goals were originally created.

Consistent with such provisions of the Plan, and because of the pandemic and resulting economic situation, the Compensation Committee has decided to keep the same performance metrics as originally set for the 2018 Options and SEUs, but to extend the performance period for the 2018 Options and SEUs through the end of 2022, to give the executives additional time to hit such targets that will not be achieved as of the end of 2020. No changes were made to the number of shares of Company common stock underlying the 2018 Options and SEUs. The Compensation Committee has considered and determined that such targets extended through 2022 would be no more or less difficult to achieve than the original goals set to end in 2020. Additionally, the Compensation Committee considered its use of discretion in this case pursuant to the Plan to be consistent with the intent of the Plan to align the interests of the executives with shareholders and provide a strong focus on performance, given that the 2018 Options and SEUS will ultimately only vest if such performance goals are satisfied. If performance targets are not met, then the 2018 Options and SEUs will lapse. The Company does not currently contemplate making any discretionary payments in response to the COVID-19 pandemic with respect to the cash based Additional Long Term Incentive Plan due to mature at the end of 2020.

As amended, the goals for the 2018 Options and SEUs remain based on, (i) relative performance of total stockholder return versus the Russell 2000 index, measured comparing the average share price during the last quarter of 2022 to the average share price over the last six months of 2017, (ii) the growth in sales revenue for the Company comparing 2022 sales revenue to 2018, excluding the Company’s Octane Additives segment, and (iii) the growth in earnings per share comparing 2022 earnings per share to 2018 earnings per share, excluding the Octane Additives segment. The following levels of growth must be achieved before awards vest:

Relative performance of Total Shareholder Return (TSR) vs. Russell 2000 index from 2018-2022	Proportion of the 35% allocated to TSR vesting

110%	100%

100%	90%

90%	80%

80%	70%

70%	60%

Less than 70%	0 (nil)

Growth in Revenue excluding Octane Additives in 2022 vs. 2018 budget	Proportion of 30% allocated to growth in Revenue vesting

Total growth vs. 2018 budget 8%	100%

Total growth vs. 2018 budget 6%	60%

Total growth vs. 2018 budget 4%	20%

Less than 4%	0 (nil)

Growth in Earnings per Share (EPS) excluding Octane Additives in 2022 vs. 2018 budget	Proportion of 35% allocated to growth in EPS vesting

Total growth vs. 2018 budget 3%	100%

Total growth vs. 2018 budget 2%	60%

Total growth vs. 2018 budget 1%	20%

Less than 1%	0 (nil)

Awards vest on a straight line basis between each threshold. For example, a total growth in EPS of 2.5% in 2022 vs. the 2018 budget would result in 80% of the options vesting. Other than the changes in the performance period described above, the 2018 Options and SEUs remain subject to all applicable terms of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOSPEC INC.

By:	/s/ David B. Jones
David B. Jones
Vice President, General Counsel and CCO

Date: November 6, 2020